EXHIBIT 2.1

Tanico Inc.

387 Whitby Shores Greenway, Whitby, Ontario L1N 9R6 Canada

The undersigned, being all the members of the Board of Directors of Tanico Inc., a Nevada corporation (the “Corporation”), hereby consents to and takes the following actions:

RESOLVED: that the Board of Directors shall consist of three (3) directors and Anton Mikhalev be and hereby is elected to fill the vacancy on the Board of Directors of the Corporation, to serve as such until his successor shall have been elected and shall have qualified, or until his earlier death, resignation or removal in accordance with the By-Laws of the Corporation; and

RESOLVED FURTHER, that Anton Mikhalev be and hereby is elected to serve as Secretary of the Corporation to hold such offices in accordance with the By-Laws of the Corporation until his successor shall have been duly elected and qualified or until their early death, resignation or removal in accordance with the By-Laws of the Corporation.

ACTION IN WRITING BY THE BOARD OF DIRECTORS

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 24th day of April, 2023.

/s/Tatiana Feneva
Tatiana Feneva, CEO

/s/ Maria Tomskaia
Maria Tomskaia, Treasurer